                                                                   EXHIBIT 10.7

                        LIMITED NONCOMPETITION AGREEMENT

     This Limited Noncompetition Agreement between Lockheed Martin Corporation ("Lockheed Martin") and L-3 Communications Corporation ("L-3") is dated as of April 30, 1997 with reference to the following:

                                   Recitals

     WHEREAS, Lockheed Martin, Lehman Brothers Capital Partners III, L.P., Frank C. Lanza, Robert V. LaPenta and L-3 Communications Holdings, Inc. ("Holdings") have entered into a Transaction Agreement dated as of March 28, 1997 (as amended by Amendment No. 1 to Transaction Agreement dated as of April 11, 1997, and as it may be further amended from time to time, the "Transaction Agreement"); and

     WHEREAS, the Transaction Agreement contemplates that the business and assets of certain business elements of Lockheed Martin, the Business Units, will be sold upon the terms and subject to the conditions of the Transaction Agreement to Holdings; and

     WHEREAS, Section 12.01 of the Transact on Agreement provides that the obligations of Lockheed Martin, Holdings and the Purchasers to consummate the Closing are subject to the satisfaction (or waiver) of certain enumerated conditions one of which (contained with Section 12.01(e)) is that Lockheed Martin and Holdings shall have executed and delivered the noncompetition agreement contemplated by Section 9.09 of the Transaction Agreement; and

     WHEREAS, Holdings will conduct the businesses sold to it under the Transaction Agreement through L-3, a wholly-owned subsidiary of Holdings.

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties contained herein, Lockheed Martin and L-3 agree as follows:

     1. Capitalized terms used but not defined in this Limited Noncompetition Agreement shall have the meanings ascribed to them in the Transaction Agreement.

     2. Subject to the provisions of Paragraph 3, Paragraph 4, Paragraph 5 and Paragraph 6 hereof, the Lockheed Martin Companies shall not sell products anywhere in the world in competition with products of L-3 listed on "Attachment A" hereto, or being supplied as of the Closing Date by the Business in connection with its Performance of the specific programs listed on "Attachment A" hereto (collectively, the "competing businesses"), in each instance for the applications listed opposite the product or program listed on Attachment A and for a period of three years commencing as of the Closing Date.

     3. The provisions of Paragraph 2 shall prohibit the acquisition by Lockheed Martin or any of its Affiliates of all or any part of a business or Person (whether through the acquisition of assets, securities or other ownership interest, the effecting of a merger, business combination, reorganization, exchange or recapitalization or other similar transaction)

(the "Acquired Business") with any Person where a primary purpose of the acquisition is the avoidance of the prohibitions of Paragraph 2. For purposes of the foregoing, in the case of any such acquisition by Lockheed Martin or any of its Affiliates where the competing business conducted by the Acquired Business represents greater than 35% of the revenues of the Acquired Business for its most recently completed fiscal year, a primary purpose of the transaction shall be deemed to be the avoidance of the prohibitions of Paragraph 2. Notwithstanding the provisions of the preceding sentence, the provisions of Paragraph 2 shall not prohibit the acquisition by Lockheed Martin or any of its Affiliates of an Acquired Business where the competing business conducted by the Acquired Business represents greater than 35% of the revenues of the Acquired Business (a "Disqualifying Acquisition," and the portion of the Acquired Business that is a competing business being the "Disqualified Business"), provided that Lockheed Martin or any of its Affiliates offers to sell and assign the Disqualified Business (and associated liabilities) obtained and assumed in the Disqualifying Acquisition for cash to L-3 within 90 days of the consummation of the Disqualifying Acquisition at the fair market value of such Disqualified Business (and associated liabilities) with the benefit of substantially similar representations, warranties and indemnification periods from the fair market value of such Disqualified Business (and associated liabilities), L-3 and such Lockheed Martin or their representatives shall meet within 15 days of the date such offer is made and attempt mutually to determine in good faith such fair market value. If L-3 and Lockheed Martin are unable to determine a mutually acceptable fair market value within 20 days after their initial meeting, L-3 and Lockheed Martin shall mutually engage (and share equally in the fees and expenses of) an investment banking firm to determine within 20 days of such firm's engagement the fair market value of the Disqualified Business (and associated liabilities), which determination shall be binding upon L-3 and Lockheed Martin for purposes of Lockheed Martin's offer to L-3 as contemplated herein. Lockheed Martin shall not be obligated to keep its offer to L-3 open for more than 20 days after final determination of the fair market value of the Disqualified Business and its assumption of the associated liabilities within 75 days of such acceptance, otherwise Lockheed Martin and its Affiliates shall be permitted to keep and operate, or divest, such Disqualified Business (and associated liabilities) in Lockheed Martin's sole discretion.

     4.   The prohibitions of Paragraph 2 shall not apply to:

          (a) businesses operated and managed by Lockheed Martin or its Affiliates on behalf of the U.S. Government; or

          (b) Acquired Businesses where the acquisition is permitted under Paragraph 3; provided that in the case of any such acquisition (i) the competing business was being conducted by the Acquired Business as of the closing of the acquisition of the Acquired Business or (ii) Lockheed Martin or the Acquired Business can affirmatively demonstrate that the Acquired Business was considering entering the competing business as of the closing of the acquisition of the Acquired Business, or (iii) the competing business is reasonably related to the businesses referenced in either or both of the preceding clauses (i) or (ii); or

          (c) the acquisition by Lockheed Martin or any of its Affiliates of not greater than twenty percent of the voting securities of any Person engaged in a competing business; or

          (d) the acquisition by Lockheed Martin or any of its Affiliates of any non-voting securities of any Person engaged in a competing business.

     5. Notwithstanding the provisions of Paragraph 2, nothing in this Limited Noncompetition Agreement shall prevent Lockheed Martin or any of its Affiliates from:

          (a) continuing to engage without impediment in any business, including but not limited to the unrestricted sale of products related to that business, conducted by Lockheed Martin or any of its Affiliates as of Closing (other than businesses conducted by Lockheed Martin solely through the Business Units), any such business being hereinafter referred to as an "Existing Business"; or

          (b) entering into any business and thereafter engaging without impediment in such business, including but not limited to the unrestricted sale of products related to that business where Lockheed Martin can affirmatively demonstrate that, as of the Closing, Lockheed Martin or any of its Affiliates or any business element thereof (excluding the Business Units) was considering entering such business, any such business being hereinafter referred to as a "Planned Business"; or

          (c) entering into any business and thereafter engaging without impediment in such business, including but not limited to the unrestricted sale of products related to that business, where such business is reasonably related to either or both an Existing Business or a Planned Business.

     6. For the purposes of Paragraph 2, the sale by Lockheed Martin or its Affiliates (including, without limitation, any Acquired Business) of systems manufactured, assembled, fabricated or integrated by Lockheed Martin or its Affiliates (which systems may themselves be subsystems or components of larger systems) where the system manufactured, assembled, fabricated or integrated by Lockheed Martin or its Affiliates (A) includes as one or more subsystems, components, subcomponents or other parts of the system products sold by (i) L-3 or (ii) third-party sources other than L-3 or (B) where such system includes as one or more subsystems, components, subcomponents or other parts of the system products manufactured, assembled, fabricated or integrated by Lockheed Martin or its Affiliates shall be deemed not to be a sale in competition with products sold by L-3 and, therefore, is permitted under Paragraph 2; provided, however, that, if sale of the product manufactured, assembled, fabricated or integrated is not permitted by any of the exceptions to Paragraph 2 other than by clause
(B) of this Paragraph 6, then prior to manufacturing the subsystem, component, subcomponent or other part of the system Lockheed Martin shall in its good faith business judgment (which may include, but is not limited to, consideration of the optimum combination of performance, schedule, quality, cost, customer preference, ability to provide a total solution and/or turnkey system and other factors considered relevant to the decision by the Lockheed Martin company making the make/buy decision) consider procuring the item from L-3 and provided further that items manufactured by Lockheed Martin or any of its Affiliates in reliance on the exception provided by clause (B) of this Paragraph 6 may only be sold during the term of this Limited Noncompetition Agreement as part of a system qualifying for the exception provided by clause
(B) of this Paragraph 6.

     7. Lockheed Martin acknowledges that in the event of its or its Subsidiaries' breach of the covenants contained in this Limited

Noncompetition Agreement, money damages would be an inadequate remedy. Accordingly, without prejudice to the rights of L-3 also to seek such damages or other remedies available to it, L-3 may seek, and Lockheed Martin shall not contest the appropriateness of injunctive or other equitable relief in any proceeding that L-3 may bring to enforce the covenants contained in this Limited Noncompetition Agreement. No waiver of any breach of the covenants contained in this Limited Noncompetition Agreement shall be implied from forbearance or failure of L-3 to take action in respect thereof.

     8. Lockheed Martin and L-3 agree that, if any provision of this Limited Noncompetition Agreement should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made. To the extent any such provisions may be valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, L-3 and Lockheed Martin agree that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies in such jurisdiction.

     9. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Lockheed Martin:

                 Lockheed Martin Corporation
                 6801 Rockledge Drive
                 Bethesda, Maryland  20817
                 Attention:  Marcus C. Bennett
                 Telecopy:  (301) 897-6083

with a copy to:

                 Lockheed Martin Corporation
                 6801 Rockledge Drive
                 Bethesda, Maryland  20817
                 Attention:  Frank H. Menaker, Jr.
                 Telecopy:  (301) 897-6791

                           and

                 Miles & Stockbridge, a
                   Professional Corporation
                 10 Light Street
                 Baltimore, Maryland  21202
                 Attention:  Glenn C. Campbell
                 Telecopy:  (410) 385-3700

If to L-3:

                 L-3 Communications Corporation
                 600 Third Avenue
                 New York, New York  10016
                 Attention:  General Counsel
                 Telecopy:  (212) 805-5494

with copies to:

                 Simpson Thacher & Bartlett
                 425 Lexington Avenue
                 New York, New York  10017
                 Attention:  David B. Chapnick
                 Telecopy:  (212) 455-2502

                           and
                 Lehman Brothers Capital Partners III, L.P.
                 3 World Financial Center
                 New York, New York  10285
                 Attention:  Steven Berkenfeld
                 Telecopy:  (212) 526-2198

                           and

                 Lockheed Martin Corporation
                 6801 Rockledge Drive
                 Bethesda, Maryland  20817
                 Attention:  Frank H. Menaker, Jr.
                 Telecopy:  (301) 897-6791


or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Paragraph 9 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Paragraph 9.

     10. Any provision of this Limited Noncompetition Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Lockheed Martin and L-3, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Limited Noncompetition Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     11. The provisions of this Limited Noncompetition Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its right or obligations under this Agreement without the consent of Lockheed Martin, in the case of L-3, and L-3 in the case of Lockheed Martin. Notwithstanding the foregoing, the provisions of this Limited Noncompetition Agreement shall not apply to any of the Lockheed Martin Companies to the extent that such companies no longer are Subsidiaries of Lockheed Martin.

     12. As used in this Limited Noncompetition Agreement, any reference to the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of this Limited Noncompetition Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Limited Noncompetition Agreement.

     13. This Limited Noncompetition Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter thereof, and satisfies all obligations, covenants and agreements of Lockheed Martin under Section 9.09 of the Transaction Agreement.

     14. This Limited Noncompetition Agreement shall be construed in accordance with and governed by the law of the State of New York.

     15. This Limited Noncompetition Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Limited Noncompetition Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Limited Noncompetition Agreement as of the date first set forth above.

                                           LOCKHEED MARTIN CORPORATION


                                           By: /s/ Stephen M. Piper
                                              Stephen M. Piper
                                              Assistant Secretary


                                           L-3 COMMUNICATIONS CORPORATION


                                           By:  /s/ Michael T. Strianese
                                              Michael T. Strianese
                                              Vice President, Finance and
                                              Controller

                                                                 ATTACHMENT A

LOCKHEED MARTIN TACTICAL COMMUNICATION SYSTEMS
640 NORTH 2200 WEST
SALT LAKE CITY, UTAH 84116

PRODUCT PROFILES

SURVEILLANCE PROGRAMS

o SENIOR YEAR SUPPORT. This a service contract that provides worldwide technical, logistical and operational support to Senior Year fielded equipment. It also includes support to specified Army/agency-related equipment. Fielded equipment support includes spares, field support representatives, contract field representatives, manuals, modifications and upgrades, repairs, software, GFE/GFP management and sustaining engineering support. The program continues the development and support of core intelligence wideband communication systems.

o GUARDRAIL. Guardrail is a dual data link airborne system for air-to-air networking for Army airborne signal intelligence collection. The system is capable of providing tactical commanders with near-real-time targeting, information. Using common data link based equipment on the RC-12 aircraft, the data link provides secure high-rate data to an interactive processing facility interface.

o DIRECT AIR-SATELLITE RELAY (DASR). DASR extends the range of the signal intelligence (SIGINT) and electromagnetic intelligence (ELINT) collection system on the Army's Guardrail Common Sensor program through a satellite relay. It provides tactical/strategic mobility with flexible architecture and an improved intelligence product. DASR provides quick-reaction capability for low-intensity conflicts while creating a low-profile antenna satellite relay system that can be used by all services.

UNMANNED AERIAL VEHICLES (UAV) PROGRAMS

o TIER II PREDATOR. The Predator Ku-band airborne data link is a high-rate inter-operable link for remotely controlled UAVs through a satellite commercial relay. The Predator link has multi-payload capability along with a wideband satellite link which serves worldwide reconnaissance and surveillance missions.

o TIER II PLUS. Tactical Communication Systems provides the integrated communication system for the Global Hawk high-altitude endurance UAV
   (Tier II Plus) and associated ground stations to provide near-real-time surveillance information to the warfighter. The Tier II Plus communication system integrates various links, including satellite relay links, line-of-sight links and UHF Command-and-control data links. In addition to the integrated airborne communication system, the company provides a suite of ground communication equipment.

NAVY/AIRBORNE INFORMATION TRANSMISSION PROGRAMS

o COMMON HIGH-BANDWIDTH DATA LINK SURFACE TERMINAL (CHBDL-ST). This provides a wideband shipboard terminal to Navy ES-3A, F/A-18R, UAV and ship-to-ship communication requirements. CHBDL-ST provides the ability to acquire multi-service data link signals from surveillance and reconnaissance aircraft. It also provides communications between the airborne platforms BGPHES and JSIPS(N) for shipboard workstations. CHBLD-ST is inter-operable with several Air Force reconnaissance platforms, as well as future UAV deployments.

o BATTLE GROUP PASSIVE HORIZON EXTENSION SYSTEM (BGPHES). BGPHES provides the data link for the airborne component (ES-3A) of a SIGINT collection system for carrier battle group protection. BGPHES is inter-operable with the USAF CDL surface terminals supporting U-2, RS-6B, RAS-1 and RAS-1A sensors.

o AIRBORNE INFORMATION TRANSMISSION (ABIT). Provides DoD with a 1,000nm, near-real-time, high-data-rate relay capability. ABIT provides automatic air-to-air acquisition and reacquisition, common data link inter-operability, low probability of detection/anti-jam, variable data rates, common module usage, and multi-sensor interfaces for multiple users.

GROUND SATCOM PROGRAMS

o TRIBAND SATCOM SUBSYSTEMS (TSS). The TSS system is a multi-use Army Tactical Satellite Ground Terminal which provides a single SATCOM terminal configuration. TSS employs a highpowered, tactical earth terminal with a single point feed that can provide C and Ku, as well as X bands - with no feed changeouts or re-focusing. it is operational with either US commercial, military or international satellites.

o TRANSPORTABLE MEDIUM EARTH TERMINAL (TMET). The first medium earth terminal (11.3 meter dish) transportable on two C-130 aircraft. The TMET operates in C, X, or Ku bands and is reconfigurable for tri-band operations. The terminal is fully DISA- and INTELSAT-certified.

SYSTEMS DEVELOPMENT/ADVANCED PROJECT PROGRAMS

o THE ARMY COMBINED ARMS WEAPONS SYSTEM (TACAWS). On TACAWS, a Horizontal Technology Initiative (HTI) program for developing future missile technology, the company's role is developing the data link to provide forward missile commands and return target images to the launch platform. The data link technology will be directly applicable to the TOW and Hellfire missile replacements.

COMMERCIAL PROGRAMS

o Fixed Wireless Loop (FWL). The FWL system is an extremely flexible and scaleable method of providing telephony and data services to homes and businesses without having to extend copper wire to each subscriber.

LOCKHEED MARTIN COMMUNICATIONS SYSTEMS
1 FEDERAL STREET
CAMDEN, NEW JERSEY 08102

PRODUCT PROFILES

SPACE AND SATELLITE COMMUNICATIONS SYSTEMS
------------------------------------------

o SPACE STATION COMMUNICATIONS & TRACKING SYSTEM. Communications Systems is designing and testing three communication subsystems for the International Space Station (ISS). These systems will control all the Station's radio frequency (RF) communications and external video activities. One RF subsystem operates at S-band for narrowband communications, including telemetry, tracking and commands. The second SF subsystem operates at Ku-band for wideband communications, including video and payload/experiment data. The external video subsystem includes four camera groups, video switching and baseband signal processing for wideband communications. These space-qualified subsystems use advanced hardware and software technologies including the first large-scale application of fiber optics in space. Communications Systems is currently pursuing application of these technologies to ISS experiments and to the Japanese Experiment Module.

o SPACE RECORDING SYSTEMS. Communications Systems provides solid-state product and buffer solutions for data capture, storage, transfer and retrieval for space applications.

o SHF PORTABLE TERMINAL SYSTEM (PTS). Communications Systems has developed a PTS for SHF satellite communications for U.S. and NATO forces. The lightweight, manportable terminal, communicating through DSCS, NATO or SKYNET satellites, bring unprecedented connectivity to small military tactical units and mobile command posts. The system includes the portable terminal, a network control applique and associated network control software. An innovative Demand Assignment Multiple Access (DAMA) protocol minimizes user waiting times and the network control processor automatically adapts frequency data rate and transmission time to maximize throughput, all transparent to the operator. Communications Systems recently delivered 14 terminals for use by NATO in Bosnia. Advanced technology efforts are currently aimed at further miniaturization, enhancing system performance and reducing costs for the United States and NATO.

NAVY COMMUNICATIONS SYSTEMS
---------------------------

o SYSTEM INTEGRATED PRODUCTS. Communications Systems has off-the-shelf products, based on communications industry standards, that serve as core technologies for small-to-large networks. These products include radio baseband switches, integrated services digital network (ISDN) switches, packet switches, voice/data terminals and network management software. Applications include systems requiring seamless, multimedia access to interior and exterior communication services. The advantages of these products include significant reduction of equipment and installation costs, avoidance of development costs and risks, embedded information security, automated capability and low-cost technology upgrades. Communications Systems applies many years of integration experience to these products to provide solutions to meet customer requirements.

o INTEGRATED VOICE COMMUNICATIONS SYSTEMS (IVCS). The AN/STC-2(v) IVCS is the only fully militarized tactical communications switching system in the U.S. Navy fleet. It integrates the intercom, tactical net and administrative network into one reliable system accessing various types of communication terminals throughout the ship.

o INTEGRATED RADIO ROOM (IRR). Communications Systems produced the IRR, the automated exterior communications suite for the SSBN-726 Trident-class submarines. IRR is the first computer-controlled communications center on a submarine. It provides reliable exterior communications between the Trident submarine and satellite, aircraft, shore facilities and other ships. The system's 23 racks of equipment are monitorized and controlled from a single console. This type of system also may be used on other types of ocean going vessels.

o MARCOM 2000 SWITCHING SYSTEM. The MarCom 2000 Secure Digital Switch provides an integrated approach to the specialized voice and data communications needs of a shipboard environment for internal and external communications, command and control and air traffic control. The MarCom 2000 time-division switch provides voice and data communications via telephone or other communications terminals and provides interfaces to radios, existing switches, cryptos, etc. A compact, modular design allows the MarCom 2000 to serve small-to-large platforms. By using industry standard telecommunications components, MarCom 2000 lowers costs and greatly simplifies logistical support.

COMMUNICATIONS/INFORMATION SECURITY SYSTEMS
-------------------------------------------

o INFORMATION SECURITY (INFOSEC). Communications Systems continues to be a leader in the field of communications and information security, providing critical technologies and systems to the U.S. government and its contractors for secure communications and computer systems, equipment and services. Communications

   Systems is a major participant in the Electronic Key Management Systems initiative and is extending this participation to include benign fill and multilevel secure networks. This support has spanned broad roles in system concepts, equipment design, hardware and software development and state-of-the-art custom secure very large scale integration (VLSI) and application-specific integrated circuit (ASIC) designs. Communications Systems is leading the development of next-generation, programmable INFOSEC modules to embed in end-user equipment and for use on PCMCIA cards for securing a wide range of voice, data, facsimile and video products. Communications Systems information security experience encompasses full military specification requirements as well as best commercial practices for office environments.

o SECURE TERMINAL EQUIPMENT (STE). After producing more than 100,000 STU III secure telephone units, Communications Systems has begun working on the next-generation digital, ISDN-compatible product. The STE consists of a host terminal and a security core. The host provides the application hardware and software for the terminal. The security core, called a CrytoCard, is a small, portable, cryptographic module mounted on a PCMCIA card holding the algorithms, keys and personalized credentials a user needs for secure communications. The terminal supports secure multimedia communications including data, voice and video. The security functions are independent of the host, enabling mobility for use at the office, on travel or in the field. STE will use commercial network technologies such as ISDN and asynchronous transfer mode (ATM) to extend high-quality secure and nonsecure digital services to the user. The STE is being developed for use in commercial and military networks and environments.

o LOCAL MANAGEMENT DEVICE/KEY PROCESSOR (LMD/KP). Communications Systems' LMD/KP is the workstation component of the U.S. government's Electronic Key Management System (EKMS), the next generation of information security systems. The LMD/KP provides EKMS services that include requesting keys and other electronic key materials. It also satisfies EKMS security requirements for access control and privilege management, confidentiality, authentication and status integrity and logging security-critical events. The LMD provides such EKMS management functions as accounting for electronic and physical material, registration and system management and audit support. The LMD has been hosted on 486-based personal computers and on the compartmented mode workstation. The KP performs cryptographic functions and electronically transfers keys from the KP to end-user equipment.

o Network Security. Information is increasingly becoming the critical competitive advantage in both military and industrial operations. As we become more reliant on the systems that gather and deliver information, we also must become better able to defend these assets against attack. The terms "hacker" and "virus" are relatively recent additions to computer jargon; "information warfare" is a relatively new focus of the DoD. Communications Systems is staying on the cutting edge through numerous research and development efforts, such as: (1) intelligent agents required to analyze a computer network for vulnearability problems and to report the problems to a central controller; (2) a high performance, scaleable platform-independent INFOSEC kernel and applications for networks; (3) an "Intranet Firewall" to provide secure subnets within a corporate intranet and a "Net Extender" to allow two separate entities to use the internet as a virtual private network; and
   (4) installing a prototype multilevel secure network and a secure e-mail net server between classified and non-classified areas.

SIGNALS INTELLIGENCE SYSTEMS
----------------------------

o SIGNALS INTELLIGENCE (SIGINT). Communications Systems develops specialized strategic and tactical SIGINT systems to detect, acquire, collect, identify, locate, process, analyze and disseminate information derived from electronic sources. This capability encompasses the total system development process using commercial off-the-shelf (COTS) or customized solutions including system studies, requirements definition, system design, software and hardware development, systems engineering, design and development of digital signal processing systems, integration and test, production, site installation and test, training and integrated logistics support. Communications Systems has developed more than three million lines of Ada code to support these products. Communications Systems has special expertise in channel processing, conventional signals analysis, HF-DF systems and integrating collection and processing systems.

UNATTENDED GROUND SENSOR SYSTEMS
-------------------------------

o IMPROVED REMOTELY MONITORED BATTLEFIELD SENSOR SYSTEM (IREMBASS). An unattended ground sensor system, IREMBASS uses sensors placed along likely avenues of approach or intrusion to respond to seismic and acoustic disturbances, infrared energy and magnetic field changes, and thus detect enemy activities. Using sensor data fusion, the intruder is classified. This information is incorporated into short, digital messages and communicated by radio burst transmission. The sensors communicate with the IREMBASS monitor-programmer, either directly or through repeaters. Messages at the monitoring set, or an enhanced display capability through a portable computer, are demodulated, decoded, displayed and recorded to provide a time-phased record of intrusive activities.

o Intrusion Detection Early Warning System (IDEWS). In order to address the need for a lightweight, low-cost intrusion detection system, Communications Systems has developed IDEWS, a sensor system designed for platoon-level physical security applications. Weighing less than two pounds, this sensor is ideal for covert perimeter intrusion detection, border protection and airfield or military installation security. It operates on a 9-volt battery and incorporates field-proven detection and classification algorithms.

MEDICAL ARCHIVE SYSTEMS
-----------------------

o GEMNET(TRADEMARK). Communications Systems and GE Medical Systems have jointly developed GEMnet(Trademark), a cardiac image management and archive system. GEMnet(Trademark) eliminates the use of cinefilm in a cardiac catheterization platoon-level physical security applications. Weighing less than two pounds, this sensor is ideal for covert perimeter intrusion detection, border protection and airfield or military installation security. It operates on a 9-volt battery and incorporates field-proven detection and classification algorithms.

MEDICAL ARCHIVE SYSTEMS
-----------------------

o GEMNET(TRADEMARK). Communications Systems and GE Medical Systems have jointly developed GEMnet(Trademark), a cardiac image management and archive system. GEMnet(Trademark) eliminates the use of cinefilm in a cardiac catheterization laboratory by providing a direct digital connection to the laboratory. The system provides for acquisition, display, analysis and short-and long-term archive of cardiac patient studies, providing significant cost savings and process improvements to the hospital. GEMnet(Trademark) is a high-performance system that employs advanced storage, wide asynchronous transfer mode (ATM) bandwidth, networks and hierarchical file management strategies and technologies. GEMnet(Trademark) is a scaleable, open architecture system conforming to medical (DICOM), computer and communications standards, such as ATM. The initial beta site at the Mayo Clinic, Rochester, MN, has been acquiring cardiac images since March 1994. Production shipments began in mid-1996. Communications Systems is working to expand the GEMnet(Trademark) technology for use in related radiology market applications.

o ECHONET(TRADEMARK). EchoNet(Trademark) is a digital archive management and review system specifically designed for the echocardiology profession. The system accepts digital echo studies from a variety of currently available ultrasound systems, manages the studies, making them available on a network, and allows the physicians and technicians to become more productive. The system offers users the benefits of network accessibility, digital technology and massive archiving to a profession that has had to rely, for years, on making critical diagnoses from analog video tape. The system has been in use for more than one year at Duke University Medical Center and has dramatically improved both productivity and quality of care. The system uses commercially available hardware and software components. The EchoNet(Trademark) system is currently being marketed through Communications Systems and distributors.

o DICOMVIEW(TRADEMARK). DICOMView(Trademark) is a multimodal, low-cost viewing station based on standard Macintosh and Pentium PC platforms. It makes full motion, full fidelity diagnostic images accessible for the cardiologist, surgeon and referring physician. Single frames or loops can be saved in standard formats. DICOMView(Trademark) frees digital angiography from closed, proprietary, high-cost systems. It is compatible with all DICOM compliant data sources, implementing the DICOM standards for angiographic image exchange on both CD-ROM disks and over computer networks. The networked system capability allows studies to be reviewed anywhere in the institution. Images can also be reviewed simultaneously in different locations.

LOCKHEED MARTIN PRODUCTS GROUP
9020 BALBOA AVENUE
SAN DIEGO, CA 92106

PRODUCT PROFILES

DISPLAY SYSTEMS
---------------

O E-2C HAWKEYE ENHANCED MAIN DISPLAY UNIT (EMDU). A ruggedized, full-color beam index CRT cockpit display for the E-2C Hawkeye aircraft.

O F-14 PROGRAMMABLE TACTICAL INFORMATION DISPLAY (PTID). A ruggedized 8" x 8" monochrome CRT cockpit display for the U.S. Navy's F-14.

O V-22 COCKPIT MULTIFUNCTION DISPLAYS/DISPLAY PROCESSORS. A ruggedized, full-color beam index CRT display for the V-22 tiltrotor aircraft.

O E-2C Q-70 ADVANCED DISPLAY SYSTEM. A ruggedized, full-color active matrix LCD workstation providing a 10" x 12.5" viewable area and commercial off-the-shelf (COTS) open architecture.

O ACTIVIEW ACTIVE MATRIX (AMLCD) FLAT PANEL DISPLAYS. For avionics applications, the company's Actiview line provides practical solutions to meet various systems architectures and aircraft installation requirements. In addition to offering screen sizes up to 16.1" diagonal, the largest currently available, each may be acquired as a stand-alone monitor or as integrated "Smart" display. Features include embedded graphics generation, sensor video processing, multiple line rate video inputs and a full complement of interfaces. Development of a 20" diagonal AMLCD is underway, and will be available for military applications in the near term.

ADVANCED RECORDERS
------------------

O GOVERNMENT PROGRAMS. Solid-State Flight Data Recorders (SSFDR) and Solid-State Cockpit Voice Recorders (SSCVR) are offered as standard equipment on the Lockheed Martin C-130J. For the Royal Australian Air Force (RAAF), Advanced Recorders was selected to retofit all RAAF non-combat aircraft with SSCVRs and some SSFDRs.

Use or disclosure of this data is subject to the restrictions noted on the title page.

O  COMMERCIAL RECORDER PRODUCTS.

   MODEL F1000 SSFDR. Federal Aviation Administration (FAA)-certified 1990. More than 4,000 in service

   MODEL A100S SSCVR. FAA-certified 1992. Thirty-minute recording

   MODEL A200S SSCVR. FAA-certified 1995. World's first fully certified by both FAA and various international agencies. Up to two hours of recording. Next generation combined Cockpit Voice and Flight Data Recorder Code named "Scimitar."

CONIC
-----

O SPACE PRODUCTS. High reliability telemetry, tracking and command STDN and SGLStransponders, which feature high data rate QPSK and BPSK transmitters, PM transmitters and NSA encryption/decryption modules.

O RANGE INSTRUMENTATION. 135-950 MHz transceivers, transmitters, receivers and PAs that provide low cost, miniaturized, energy-efficient data links for mobile and low power instrumentation packages. Range encryption products include a standard encryption module for the REM program. Products also include digital network communications subsystems (DCNS) and CRI series transceivers.

O TRANSMITTERS/AMPLIFIERS. These products feature single frequency or synthesized telemetry, video and command transmitters and amplifiers used for the following applications: missile performance evaluation and failure analysis, pulse and video data from surface exploration vehicles, manned aircraft evaluation data, RPV command and video transmission, computer data terminal transmission (air link) and ocean buoy surface-to-satellite transmission.

O RECEIVERS. Receivers/decoders, airborne command receivers/decoders, airborne telemetry & video receivers, all used for flight termination.

O ENCODERS/VIDEO COMPRESSION/ENCRYPTION. Data acquisition products including PAM and PCM encoders (PCM-600), PCM decoders, video compression (VCS-600), flight termination controllers, embedded encryption and signal distribution.

O MICROWAVE PRODUCTS. Transportable, tunable, microwave radios that feature rugged, modularized systems capable of data rates up to 45 Mb/s. Frequencies are tunable in RF bands from 1.7 gHz to 19.7 gHz with simple plug-in RFheads. Optional plug-in baseband modules easily convert mission traffic to video with subcarriers or FDM operation. The radios are encased in portable, all-weather outdoor housing for use in restoration and temporary service and military tactical communications. The company provides high capacity microwave radio systems.

Use or disclosure of this data is subject to the restrictions noted on the title page.

capable of mission traffic of up to 155 Mb/s SDH/SONET data rates. These radios are also tunable, portable and available in various RF frequency bands provided in an all-weather outdoor housing for temporary and restoration service. Optional modems provide a wide variety of interface capability including fiber optic interface at 155 MB STM-1.

HF COMMUNICATIONS. The AN/PRC-130(PC) 2-30 MHz HFmanpack transceiver radio system features optional frequency hopping, voice encryption or ALE modules. Accessories include a 125 watt power amplifier used for vehicular or base station configuration, numerous antenna, battery and mounting options. The AN/PRC-132 1.6-50 MHz HF/VHF Special Operations Forces (SOF) radio transceiver system is capable of 50 watts output power in a very small, submersible package. It is available with a wide variety of antenna, battery and mounting options. The SC160 1.6-30 MHz HFmanpack transceiver radio system with digital signal processing features built-in voice encryption, frequency hopping and ALE options. A liquid crystal display (LCD) readout with alphanumeric keypad offers enhanced operational capability with improved performance. The AN/PRC-132 utilizes standard battery, antenna and mounting accessories.

MICROCOM
--------

O TRANSMITTERS AND POWER AMPLIFIERS feature general applications for 100 mw to 20 w VHF, UHL "L," "S" and "C" bands, fixed or agile applications with FM, PM, FSK or BPSK modulation. Ballistic and tactical applications 100 mw to 5w, 1,435 to 1,540 MHz, 2,200 to 2,400 MHz with also featuring FM and PM modulation. Digital products include PCM encoders with IRIG-based formats with 15 Mb/s capability, PC programmable, signal conditioning inventory. Analog products include frequency division multiplexers, time division multiplexers, custom signal conditioners and filters. Microcom is known for expertise in airborne telemetry and video design with full integration from sensor to antenna. Its specialties also include system/link analysis, transducer selection, signal conditioning, data video compression, power supply and multiplexing design, battery sizing and packaging.

O DATA ACQUISITION --The Microdas-1000 products feature a distributed data acquisition system, which is a completely integrated system from transducer inputs to PCM out. It contains fully programmable GUI-based set-up software, digital signal processing (DSP), 10 Mb/s throughput with extensive library of signal conditioning and data bus monitors.

O SECURE PRODUCTS --Classified encryption support packages compatible with KG-66, KGV compatible decryptors, secure video compression systems and video ground stations.

Use or disclosure of this data is subject to the restrictions noted on the title page.

O RANGE INSTRUMENTATION -- Transponders/data links for T&E and training ranges providing position location and data transmission for praticipants: ships, helicopters, aircraft and targets.

TELEMETRY & INSTRUMENTATION
---------------------------

O SYSTEM 500. Designed for a full range of high-performance data acquisition applications, the System 500 is a distributed system with complete capabilities for real-time data acquisition, processing, distribution, control, display, analysis and archival. More than 500 systems have been fielded worldwide to support such key telemetry programs as PAC-3 missile test and development and McDonnell Douglas F/A-18 CD Hornet flight test. A powerful avionics system, the System 500, was recently selected by Northrop Grumman as the avionics instrumentation system for its next-generation electronic warfare system. The System 500 is also a leading telemetry tracking and control system with equipment used at the National Test Facility for satellite commanding and monitoring and at the Johnson Space Center for shuttle communications. Upon completion of the International Space Station, the 500 will also be deployed as part of a payload data services system at Marshall Space Flight Center to process experiment data from the station and distribute it to scientists on the ground.

O O/S90. With major installations at Hill and Edwards Air Force Bases, the Open System 90 (O/S90) is a high-performance real-time data acquisition system widely fielded for the military test range community. Under a major contract with Lockheed Martin Aeronautical Systems, Telemetry & Instrumentation will deliver six O/S90 systems to support F-22 flight test activities from development through the F-22's first flight, slated for spring 1997 at Edwards Air Force Base. The O/S90 is also an integral part of ground support equipment for Titan 4 launches at both eastern and western ranges.

O VISUAL TEST SYSTEM(TRADEMARK) (VTS). VTS is a multi-stream Windows-based data acquisition system that supports simultaneous real-time data acquisition, processing, display, analysis and archiving in a true network-based environment. Ten networked VTS systems have been installed at the Andoya Rocket Range near the Arctic Circle to receive and process telemetry data from science probes launched into the Northern Lights. The networked VTS systems allow multiple scientists to analyze real-time data remotely.

O UNIVERSAL SIGNAL CONDITIONING AMPLIFIER. In partnership with NASA and the Florida Technological Research and Development Authority, Telemetry & Instrumentation has developed a universal signal conditioning amplifier
   (USCA) that for the first time allows test engineers to reset shuttle sensor parameters from a single master station without having to manually reset thousands of parameters. This capability is expected to save NASA 20,000 man-hours per year. Heralded as a breakthrough in signal conditioning technology, Telemetry &

Use or disclosure of this data is subject to the restrictions noted on the title page.

Instrumentation is marketing the USCA commercially for such application areas as launch system checkout and test, wind tunnels, engine test stands, oil well logging and other areas where real-time data acquisition is critical.

RANDTRON
--------

O TOTAL RADIATION APERTURE CONTROL-ANTENNA (TRAC-A). This airborne antenna consists of a 24-foot rotating aerodynamic oblate spheroid radome containing a UHF surveillance radar antenna, IFF antenna and forward and aft auxiliary antennas. The TRAC-A provides extremely low sidelobes to reduce clutter and jammer threats. This antenna began production in the early 1980s; production is planned beyond 2000 for the E-2C, P-3 and C-130 AEW aircraft.

O ADAPTIVE DETECTION SYSTEMS (ADS). This next-generation AEW antenna is in development with an early version located at the Pacific Missile Range facility. The capabilities of the ADS antenna include ultra low sidelobes, jammer nulling, electronic and mechanical scanning.

O STEALTH ANTENNAS. Technology evolved during development of leading-edge antennas for the A-12 program, after which Randtron won B-2 interferometer arrays. The company is a leader in antenna stealth technology and is currently applying this technology to other programs.

O ANTENNAS. Randtron supplies antennas for the E/J band radar warning system, the C/D direction finding and omni for the ALR-69 and ALR-74 threat analyzer. Randtron has delivered approximately 2,000 aircraft sets of antennas with backlog through 1999.

O PRECISION DIRECTION FINDING INTERFEROMETERS. In addition to stealth-related interferometers, Randtron is currently developing arrays for the F/A-18 Targeting Avionics System (TAS) pylon, Raytheon's submarine mast head program and F-15 Suppression of Enemy Air Defenses program.

O SINUOUS ANTENNAS. Randtron has developed a common aperture element that is capable of simultaneously receiving or transmitting signals of any two orthogonal polarizations. Currently in production for Canadian C-130s, German Tornado aircraft and Israeli F-15 aircraft, the sinuous antenna is a potential replacement for existing spirals on various aircraft, including the F-4, F-15 and F-16.

O COOPERATIVE ENGAGEMENT CAPABILITY. Randtron is currently developing a very low-profile 54-inch-diameter end-fire array. This array will be used on the E-2C, AWACS and P-3 aircraft.

Use or disclosure of this data is subject to the restrictions noted on the title page.

MICROWAVE-NARDA EAST
--------------------

o WIRELESS COMPONENTS, NETWORKS AND INSTRUMENTS. Exclusive Narda products are meeting the wireless industry's needs with key products for cellular, ESMR, SMR, PCS and paging applications. These products include communication antenna test sets (CATS) that provide the complete solution to cell site antenna monitoring and power measurement; CellGuard(Trademark) Power/VSWR Monitors - precise in-line instruments for monitoring transmitter antennas; and state-of-the-art dual receiver multicouplers and hybrid Tx combiners and combining networks.

o STANDARD CATALOG PRODUCTS. The majority of Narda products are standard, stocked, catalog units. The company maintains a high-technology, total quality environment in its 150,000 square foot state-of-the-art manufacturing plant that supports the large volume production and off-the-shelf availability customers require. Publisher of the world's most comprehensive microwave component catalog, Narda products are resident on every major military microwave system. They are supplied to customers throughout the world in fifteen product categories: wireless products, electromechanical switches, power dividers and hybrids, couplers/detectors, attenuators, terminations and phase shifters, isolators and circulators, adapters, control products, sources, mixers, waveguide components, radio frequency (RF) safety products, power meters/monitors and custom passive products. The current 368 page, full-line catalog provides technical overviews and product specifications.

o ELECTROMECHANICAL SWITCHES. Narda has brought its most popular custom switches into the mainstream by making them standard, stocked catalog products that are available off-the-shelf. With more than thirty distinct models from SP2T to SP6T and transfer, Narda SEM switches address application in ATE, satellite communications, wireless communications, avionics, military and commercial test equipment. Custom switches (from SP2T to SP6T and transfer) in four activation modes, matrix switches and custom assemblies complete the product line. The current 108-page catalog covers all specifications and capabilities.

o RF RADIATION SAFETY PRODUCTS. Ninety-five percent of the patents relating to the detection of RF radiation are held by Narda non-ionizing radiation safety equipment. A recognized industry leader, Narda offers seminars and in-house training programs to enable companies to evaluate potential sources of non-ionizing radiation and set up safety programs. Narda RF safety products are designed to comply with government and industry standards. They include revolutionary microprocessor survey meters (models 8712 and 8718), Nardalert(Registered Trademark) Personal Monitors, SMARTS(Trademark) Area Monitors, induced and contact current products and microwave oven survey systems. The company's 100-page catalog covers the complete Narda RFsafety product line.

Use or disclosure of this data is subject to the restrictions noted on the title page

MICROWAVE-NARDA WEST
--------------------

o FILTER PRODUCTS. This product line consists of bandpass, band reject, high pass and low pass discrete and multiplexed filter designs. These filters utilize combline, cavity, interdigital, suspended substrate, dielectric resonator and waveguide manufacturing technologies to meet the performance requirements. The applications for these products include receiver pre-selection and transmitter bandpass filtering for telemetry, communication, surveillance, countermeasure, instrumentation, wireless and radar equipment that is used in ground, sea and air platform environments.

o FERRITE PRODUCTS. Narda West manufactures a complete line of isolators and circulators that are offered in coaxial and drop-in package designs with frequencies ranging from 400 mHz - 26.5 GHz for military, cellular, space and commercial applications. These devices are designed to have low insertion loss and high isolation. They are ideal for system VSWR matching and reflected power protection, as well as a variety of other applications. Traditionally a major supplier to the military marketplace, Narda West has recently focused on the cellular market with much success in AMPS, NAMPS, GSM (North American and European), CDMA, TDMA and PCS. A wide range of commercial and cellular ferrite products are available as catalog items.

o INTEGRATED SUBASSEMBLIES. This product line includes microwave integrated assemblies opearating from 500 MHz to 18 GHz, coupled filters, dual channel pre-amplifier filters, switch filter assemblies, multichannel pre-selectors, integrated down converters, band pass/low pass filter assemblies, quadraplexer filter assemblies, equalized diplexers and filter adapter assemblies.

o VSAT PRODUCTS. The Narda West VSAT 8000 Series transceiver products are specifically designed for high linearity single-carrier and multi-carrier VSAT applications where maximum performance and reliability are mandatory.

HYCOR
-----

o MK 214 & MK 216 SEA GNAT RF DECOY. The MK 214 & MK 216 Sea Gnat Decoys are the seduction and distraction decoys used by the U.S. Navy and NATO for ship-defense against radar-guided threats. The MK 214 is mortar-launched, while the MK 216 is rocket-launched, from the MK 36 Decoy Launch System
   (DLS). Current production contracts call for the procurement, fabrication and assembly of more than 20,000 countermeasure cartridges. Total production to date has exceeded 120,000 countermeasure cartridges for the MK 36 DLS.

o LAUNCH OF EXPENDABLE ACOUSTIC DEVICES (LEADS). LEADS, a joint U.S./U.K.-sponsored program, is intended to provide surface fleets with urgently needed defense capability against acoustic torpedoes, while operating in littoral areas in support of regional conflicts and forward presence missions. This engineering and manufacturing development program is addressing the adaptation of the MK 36 launchers to allow deployment of mortar -and rocket-dispensed acoustic decoys for torpedo defense.

o AUTOMATIC LAUNCH OF EXPENDABLES (ALEX). ALEX is a completely automated ship-defense launch system developed by Lockheed Martin Hycor and sold throughout the world. ALEX includes a central processor that takes threat information from the ship's warning system and speed, direction and wind conditions from the ship's navigation system and initiates the optimum countermeasure response and/or maneuver based on the decoy load-out inventory. A broad family of proprietary countermeasures tailored specifically to the customers threat requirements are produced to support the ALEX system. Tactics development software, training and maintenance support are also provided.